Exhibit 5.1

REEDER & SIMPSON P.C.

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone:011-692-625-3602 Facsimile: 011-692-625-3603 Email: dreeder@ntamar.net simpson@otenet.gr

April 20, 2007

Seaspan Corporation

Attn: Gerry Wang

Room 503, 5/F

Lucky Commercial Center

103 Des Voeux Road West

Hong Kong, SAR PRC

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”) counsel to Seaspan Corporation, a non-resident domestic corporation formed under the laws of the RMI (the “Corporation”), in connection with the preparation of a Registration Statement on Form F-3 (No. 333-142195) (the “Registration Statement”), filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the offering and sale of common shares (the “Common Shares”) pursuant to the Underwriting Agreement dated April 19, 2007 by and among the Corporation and the underwriters named on Schedule II thereto (the “Underwriting Agreement”).

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Base Prospectus made part of the Registration Statement (the “Base Prospectus”); (iii) the final prospectus supplement dated April 19, 2007 (the “Prospectus Supplement”); (iv) the Corporation’s Amended and Restated Articles of Incorporation; (v) the Corporation’s Bylaws; (vi) resolutions of the meetings of the Board of Directors of the Corporation, approving the offering of the Securities and all action relating thereto; and (vii) the Underwriting Agreement. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that under the laws of the RMI the Common Shares have been duly authorized and when issued, sold, and paid for, as contemplated in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K of the Company, and to each reference to us under the headings “Legal Matters” in the Registration Statement, the Base Prospectus and the Prospectus Supplement, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Reeder & Simpson, P.C.